European Commission Approval of the Proposed Transaction to Take NDS Private

Highlights:

•	The European Commission has given unconditional clearance for the proposed transaction to take NDS private.

NEW YORK and LONDON – December 22nd, 2008: NDS Group plc today announced that the European Commission has given unconditional clearance for the proposed transaction pursuant to which News Corporation and two newly incorporated subsidiaries of funds advised by Permira Advisers LLP (the "Permira Newcos") would acquire all issued and outstanding NDS Series A ordinary shares for per share consideration of $63.00 in cash. If the proposed transaction is consummated, the Permira Newcos and News Corporation would own approximately 51% and 49% of NDS, respectively.  The clearance represents the final regulatory approval needed for the completion of the transaction.

The proposed transaction remains subject to certain conditions set forth in the implementation agreement signed by the parties, including the receipt of NDS shareholder approval. The shareholders of NDS are scheduled to vote on the transaction on January 13, 2009. Subject to the satisfaction of the closing conditions, the transaction is expected to be completed in early February 2009.

About NDS

NDS Group plc (NASDAQ: NNDS), a majority owned subsidiary of News Corporation, supplies open end-to-end digital technology and services to digital pay-television platform operators and content providers. See www.nds.com for more information about NDS.

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Additional Information Filed With the SEC
NDS has filed with the Securities and Exchange Commission a proxy statement in connection with the proposed transaction. The proxy statement has been sent or given to the shareholders of NDS. Before making any voting or investment decision with respect to the transaction, investors and shareholders of NDS are urged to read the proxy statement and any other relevant materials filed with the SEC because they contain (or will contain) important information about the transaction. The proxy statement and any other documents filed by NDS with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. You may also obtain these documents, free of charge, from NDS' website (www.nds.com) under the tab "Investor Relations", then under the heading "Financial Information", and then under the item "SEC Filings".

NDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed transaction. Information concerning the interests of NDS' participants in the solicitation, which may be different than those of NDS shareholders generally, is set forth in NDS' proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.

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Cautionary Statement Concerning Forward-looking Statements
This announcement may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market, regulatory and other factors. More detailed information about these and other factors that could affect future results is contained in our filings with the US Securities and Exchange Commission. Any “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation, nor do we undertake, to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

For further information:

NDS

Yael Fainaro (Investor Relations)
Tel: +44 20 8476 8287

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